Exhibit 10.1
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (“Agreement”) is dated as of April 4, 2011 by and among Local.com Corporation, a Delaware corporation with a principal address of 7555 Irvine Center Drive, Irvine, CA 92618 (“Buyer”); Rovion, Inc., a Delaware corporation with a principal address of 76 Summer Street, 5th Floor, Boston, MA 02110 (“Subsidiary”); and DigitalPost Interactive, Inc., a Nevada corporation with a principal address of 4040 Barranca Parkway, Suite 220, Irvine, CA 92618 (“DGLP” and together with Subsidiary, “Seller”).
RECITALS
WHEREAS, DGLP owns all of the outstanding shares of capital stock of Subsidiary by virtue of having acquired Subsidiary on the Acquisition Date (defined below).
WHEREAS, on March 30, 2011, the Seller filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), in the United Stated Bankruptcy Court for the Central District of California (the “Bankruptcy Court”), Case No. 8:11-bk-14461 (the “Bankruptcy Case”).
WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Assets of the Business (as each such term is hereinafter defined) of Subsidiary for the consideration and on the terms set forth in this Agreement and in accordance with all applicable sections of the Bankruptcy Code.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, Buyer and Seller hereby agree as follows:
ARTICLE I
DEFINITIONS AND USAGE
     Section 1.1. Definitions. Capitalized terms not defined in this Section 1.1 shall have the meanings ascribed to them elsewhere in this Agreement. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:
     “Accounts Payable” — all trade accounts payable and other obligations of payment to customers of Seller related to the Business.
     “Accounts Receivable” — all trade accounts receivable and other receivables from customers of Seller related to the Business.
     “Acquisition Date” — August 31, 2010.

     “Agreement” has the meaning set forth in the preamble of this Agreement.
     “Ancillary Documents” means all documents, other than the Agreement, to be delivered from one party to this Agreement to another party pursuant to this Agreement.
     “Approval Order” means an order or orders from the Bankruptcy Court in form and substance acceptable to Buyer approving the transactions contemplated hereby and the terms and conditions of this Agreement, and further: (i) approving the sale of all of the Assets on the terms and under the conditions of this Agreement free and clear of all Encumbrances, pursuant to Section 363 of the Bankruptcy Code, (ii) approving the Seller’s assumption and assignment to the Buyer of the Seller Contracts pursuant to Section 365 of the Bankruptcy Code, and (iii) containing findings of fact and rulings more particularly set forth in Section 8.1.
     “Auction” means the auction to be conducted by the Seller for the sale of its assets pursuant to the bidding procedures order entered by the Bankruptcy Court.
     “Avoidance Actions” means all avoidance claims under the Bankruptcy Code, including all rights, claims, causes of actions and remedies arising under Bankruptcy Code Sections 329, 502(d), 541, 542, 544, 545, 547, 548, 549, 550, 551 and 553.
     “Bankruptcy Case” has the meaning set forth in the Recitals.
     “Bankruptcy Code” has the meaning set forth in the Recitals.
     “Bankruptcy Court” has the meaning set forth in the Recitals.
     “Bankruptcy Estate” means the Chapter 11 bankruptcy estate of Seller in the Bankruptcy Case.
     “Best Efforts” — the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.
     “Breach” — any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
     “Business” — the operation of a rich media advertising company, which sells, creates, delivers and tracks animated and video-based ads for both national and local advertisers, including “In-Person” the online video spokesperson, as well as virtually all other forms of rich media advertisements; the operation of a rich media advertising toolset, known as the Rovion Ad Management Platform (RAMP), which allows for self-service rich media ad creation by professional media developers and novices alike, and subsequently enables the delivery, tracking and robust reporting of all ad activity through the RAMP control panel; the operation of a workflow/tracking toolset that facilitates the scheduling and tracking of In-Person ad requests, scheduling of actors and studios and the approval of scripts; the operation of two professional quality green-screen studios and the maintenance of a network of relationships for access to hundreds of additional professional quality green-screen studios throughout the United States.
     “Business Day” — shall have the meaning ascribed thereto in Rule 14d-1(g)(3) under the Exchange Act.
     “Closing” — the time on the Closing Date when the Contemplated Transactions are fully consummate and this Agreement is fully executed.
     “Closing Date” — the date specified by the parties, which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article V (other than those conditions that relate to action to be taken at or after the Closing) and Article VIII, unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of Buyer and Seller.
     “Code” — the Internal Revenue Code of 1986, as amended.
     “Consent” — any approval, consent, ratification, waiver or other authorization.
     “Contemplated Transactions” — all of the transactions contemplated by this Agreement.
     “Contract” — any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.
     “Contract Determination Date” — has the meaning set forth in Section 5.13(d) hereof.
     “Disclosure Letter” — the disclosure letter delivered by DGLP and Subsidiary to Buyer concurrently with the execution and delivery of this Agreement.
     “Effective Time” — the date and time when the Contemplated Transactions become effective.
     “Employee Plans” — all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding.
     “Encumbrance” — any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
     “Environmental, Health and Safety Liabilities” — any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law.
     “Environmental Law” — any Legal Requirement that requires or relates to preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment.
     “ERISA” — the Employee Retirement Income Security Act of 1974.
     “Exchange Act” — shall mean the Securities Exchange Act of 1934, as amended.
     “GAAP” — Generally Accepted Accounting Principles in the United States of America.
     “Governing Documents” — with respect to any corporation, (a) the certificate of incorporation and the bylaws; (b) all equityholders’ agreements, voting agreements, voting trust agreements, or other agreements or documents relating to the organization, management or operation of the corporation or relating to the rights, duties and obligations of the equity holders of the corporation; and (c) any amendment or supplement to any of the foregoing.
     “Governmental Authorization” — any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” — any federal, state, local, municipal, foreign or other government, including any governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), any multinational organization or body, any body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any official of any of the foregoing.
     “IRS” — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
     “Knowledge” — a Person will be deemed to have Knowledge of a particular fact or other matter if that Person is actually aware of that fact or matter or if a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.
     “Lease” — any real property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

     “Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.
     “Leite Action” — means that certain putative class action filed in the Superior Court for the State of California, County of Orange, against DGLP, its directors and Buyer seeking an injunction to the transactions contemplated by that certain, now-terminated, asset purchase agreement between Buyer and Seller.
     “Liability” — with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
     “Material Adverse Effect” — For the purposes of any provision of this Agreement, a “Material Adverse Effect” with respect to any Person shall be deemed to occur if any event, change or effect, has occurred which has a material adverse effect on the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations, business prospects, or financial condition of such Person, or a material adverse effect on the ability of such Person to consummate the transaction and the other transactions contemplated hereby.
     “Occupational Safety and Health Law” — any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
     “Order” — any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
     “Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:
          (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;
          (b) does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and
          (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

     “Part” — a Part or section of the Disclosure Letter.
     “Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
     “Proceeding” — any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Record” — information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
     “Related Person” — With respect to a particular individual:
          (a) each other member of such individual’s Family;
          (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;
          (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
          (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).
     With respect to a specified Person other than an individual:
          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;
          (b) any Person that holds a Material Interest in such specified Person;
          (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);
          (d) any Person in which such specified Person holds a Material Interest; and
          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
     “Representative” — with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
     “SEC” — shall mean the U.S. Securities and Exchange Commission.
     “Seller Contract” — any Contract relating to the Business (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller in connection with the Business is or may become bound.
     “Software” — all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
     “Tangible Personal Property” — all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property, including any inventories, of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
     “Tax” — any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
     “Tax Return” — any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Third Party” — a Person that is not a party to this Agreement.
     “Third-Party Claim” — any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
     Section 1.2. Usage; Interpretation. In this Agreement, unless a clear contrary intention appears (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) use of the word “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, use of the word “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
     Section 1.3 Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
ARTICLE II
SALE AND TRANSFER OF ASSETS; CLOSING
     Section 2.1. Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, as defined in Section 3.8, all of Seller’s and all of the Bankruptcy Estate’s right, title and interest in and to all of Seller’s and all of the Bankruptcy Estate’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, provided the same are directly related to, used in connection with, or are or will form a part of the Business, including specifically, but not limited to (i) those assets set forth in Exhibit 2.1, (but excluding the Excluded Assets, as defined in Section 2.2), (ii) all data and Records related to the Business, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records, each as relate to the Business, provided that the Seller shall be permitted, at its expense, to retain copies of all records that it reasonably determines may be required by such Seller in the future to (A) enable the Seller to protect or collect post-Closing Excluded Assets or (B) defend or prosecute Proceedings brought by or against the Seller or the Seller’s officers, directors, employees or agents, (iii) any and all personal property, whether tangible or intangible, including all furniture, fixtures, equipment (including computers and other data processing and telecommunicating equipment), and any other property that is used or held by Seller for use in connection with the Business, (iv) any Account Receivable, (v) any and all credits, claims for refunds and reimbursements, prepaid expenses, deferred charges, advance payments, prepaid items, deposits or escrows with landlords, in each case relating to the any of the foregoing, (vi) to the extent legally assignable, any and all licenses, permits, franchises, certificates of authority or orders issued by any Governmental Body with respect to the conduct of the Business by the Seller, (viii) the leasehold interests of Seller, as lessee, in the Leased Real Property related to the Business set forth on Part 3.7, (ix) the Seller Contracts, (x) any and all rights, warranties, guarantees and recourse (other than Avoidance Actions) to past providers of professional services and materials by third parties contracting with the Seller with regard to the Purchased Assets, (xi) any insurance proceeds payable in respect of any of the Assets arising from claims filed by the Seller prior to the Closing Date, (xii) any and all litigation claims, rights, causes of action offsets and other legal rights and actions of the Seller against third parties and Governmental Bodies arising out of or related to the Assets and the Business, whether arising pre- or post-petition (which matters, to the extent they are Proceedings, are identified in Part 3.16(a), other than any Avoidance Actions and Retained Liabilities, (xiii) all goodwill of or relating to the Business and the Assets (xiv) all Intellectual Property Assets (as defined in Section 3.23) and all computer software owned or licensed by Seller for use in connection with the Business (collectively, the “Assets”).
     Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets or any other Liability of Seller, unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).
     Section 2.2. Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:
(a)	all cash, cash equivalents, bank accounts and short-term investments, except to the extent there is outstanding deferred revenue at the time of Closing;

(b)	all minute books, stock Records, corporate seals and bank accounts;

(c)	all insurance policies and rights thereunder;

(d)	all personnel Records and other Records that Seller is required by law to retain in its possession;

(e)	all claims for refund of Taxes and other governmental charges of whatever nature relating to Seller or the Assets arising on or prior to the Closing;
(f)	all rights of Seller under this Agreement, the Bill of Sale, and the Assignment and Assumption Agreement; and
(g)	the property and assets expressly designated in Part 2.2(g).
     Section 2.3. Consideration. The consideration for the Assets (the “Purchase Price”) will be Two Million One Hundred Ninety Six Thousand Dollars ($2,196,000) payable in cash at the Closing via wire transfer.
     Section 2.4. Liabilities.
          (a) Assumed Liabilities. On the Closing Date Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):
               (i) any Liability arising after the Closing Date in connection with or incidental to Buyer’s ownership of the Assets after the Closing;
               (ii) any Liability arising after the Closing Date under the Seller Contracts acquired as part of the Assets pursuant to Section 2.1 (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date);
               (iii) any Liability of Seller described in Part 2.4(a)(iii); and
               (iv) the Accounts Payable set forth on Part 2.4(a)(iv).
          (b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities as set forth in 2.4(a), whether incurred before, after or on the Closing Date.
     Section 2.5. Allocation. The Purchase Price shall be allocated in accordance with Exhibit 2.5. After the Closing, the parties shall follow the allocation method specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, none of Buyer, Seller or Bankruptcy Estate shall contend or represent that such allocation is not a correct allocation.
     Section 2.6. Closing Obligations. In addition to any other obligations to be fulfilled and documents to be delivered under other provisions of this Agreement, at the Closing:
          (a) Seller shall deliver to Buyer:
               (i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.6(a)(i) (the “Bill of Sale”) executed by Seller;

               (ii) an assignment of all of the Assets that are intangible personal property, and Seller Contracts described in Section 2.1 in the form of Exhibit 2.6(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities, together with a true and complete copy of the Final Order of the Approval Order (the “Assignment and Assumption Agreement”) executed by Seller;
               (iii) assignments of all Intellectual Property Assets, as defined in Section 3.23(a), and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.6(a)(iii) executed by Seller (the “Intellectual Property Assignment”);
               (iv) such other deeds, bills of sale, assignments, certificates of title, documents and/or other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;
               (v) the Consents listed on Exhibit 2.6(a)(v) with respect to the Seller Contracts;
               (vi) a certificate executed by DGLP and Subsidiary as to the accuracy of their representations and warranties as of the Closing and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing;
               (vii) a certificate of the Secretary of DGLP and Subsidiary (A) certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller (as certified, where feasible, by the Secretary of State of Nevada, with respect to DGLP, and the Secretary of State of Delaware, with respect to Subsidiary, as of a recent date), (B) certifying and attaching all requisite resolutions or actions of DGLP’s board of directors and Subsidiary’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of Subsidiary’s name contemplated by Section 5.16, (C) certifying to the incumbency and signatures of the officers of DGLP and Subsidiary executing this Agreement and any other document relating to the Contemplated Transactions, and (D) attaching a certificate as of a date not earlier than the tenth business day prior to the Closing Date as to the good standing of DGLP and Subsidiary, executed by the appropriate officials of the State of Nevada, with respect to DGLP, and the Secretary of State of Delaware, with respect to Subsidiary and each jurisdiction in which DGLP and Subsidiary is licensed or qualified to do business as a foreign corporation as specified in Part 3.1(a) below;
               (viii) Releases of all Encumbrances on the Assets, other than Permitted Encumbrances;
               (ix) such other documents as Buyer may reasonably request for the purpose of (A) evidencing the accuracy of any of DGLP’s and Subsidiary’s representations and warranties, (B) evidencing the performance by DGLP and Subsidiary, or the compliance by DGLP and Subsidiary with, any covenant or obligation required to be performed or complied with by DGLP and Subsidiary pursuant to this Agreement, or (C) otherwise facilitating the consummation or performance of any of the Contemplated Transactions;

               (x) all amounts due, owing or that may become due or owing pursuant to those certain promissory notes dated January 11, 2011 in the principal amount of One Hundred Thousand Dollars ($100,000), February 10, 2011 in the principal amount of One Hundred Thousand Dollars ($100,000), March 10, 2011 in the principal amount of One Hundred Thousand Dollars ($100,000), March 25, 2011 in the principal amount of Sixty Thousand Dollars ($60,000), and March 29, 2011 in the principal amount of Fifteen Thousand Dollars ($15,000) previously issued by Buyer to DGLP prior to the initiation of the Bankruptcy Case (collectively, the “Notes”);
               (xi) a hard copy backup to tape of all Software related to the Business; and
               (xii) such other documents as Buyer may reasonably request for the purpose of (A) evidencing the accuracy of any of Seller’s representations and warranties, (B) evidencing the performance by Seller, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller pursuant to this Agreement, or (C) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.
          (b) Buyer shall deliver to DGLP:
               (i) the amount of cash determined pursuant to Section 2.3(a), paid by wire transfer in immediately available funds to an account specified by Seller;
               (ii) the Bill of Sale, executed by Buyer;
               (iii) the Assignment and Assumption Agreement; executed by Buyer;
               (iv) a certificate executed by Buyer as to the accuracy of their representations and warranties as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing;
               (v) a certificate of the Secretary of Buyer certifying that the execution and delivery of this Agreement and the consummation of the Contemplated Transactions has been approved by all requisite authority and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;
               (vi) Such other documents as Seller may reasonably request for the purpose of (A) evidencing the accuracy of any representation or warranty of Buyer, or (B) evidencing the performance by Buyer of, or compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer.
     Section 2.7. Consents. Seller shall have obtained each of the Consents listed on Exhibit 2.6(a)(v). If Seller has failed to obtain any or all such Consents, Buyer may elect to have Seller continue its efforts to obtain such Consents after the Closing occurs. In such case, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Contracts for which a Consent has not been received as of the Closing, and following the Closing, the parties shall use Best Efforts, and cooperate with each other, to obtain such Consents as quickly as practicable.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as follows:
     Section 3.1. Organization and Good Standing.
          (a) Part 3.1(a) contains a complete and accurate list of DGLP’s and Subsidiary’s jurisdictions of incorporation and any other jurisdictions in which they are qualified to do business as a foreign corporation. Each of DGLP and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Each of DGLP and Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification; except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect on DGLP, Subsidiary or the Business.
     Section 3.2. Enforceability; Authority; No Conflict.
          (a) Subject to the entry of the Approval Order, this Agreement constitutes the legal, valid and binding obligation of DGLP and Subsidiary, enforceable against each of them in accordance with its terms. Subject to the entry of the Approval Order, upon the execution and delivery by DGLP and Subsidiary of each agreement and certificate to be executed or delivered by DGLP and/or Subsidiary at the Closing pursuant to Section 2.6(a) (the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of DGLP and Subsidiary, enforceable against each of them in accordance with its terms. Subject to the entry of the Approval Order, each of DGLP and Subsidiary has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by each of DGLP’s and Subsidiary’s stockholders and directors. DGLP and Subsidiary, and each of their respective stockholders have all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which such they are a party and to perform their obligations hereunder and thereunder.
          (b) Subject to the entry of the Approval Order, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), (i) breach any provision of any of the Governing Documents of DGLP and/or Subsidiary or any resolution adopted by the board of directors or the stockholders of DGLP and/or Subsidiary, (ii) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which DGLP and/or Subsidiary, or any of the Assets, may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by DGLP and/or Subsidiary or that otherwise relates to the Assets or to the Business; (iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract; (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or (vi) result in any shareholder of DGLP and/or Subsidiary having the right to exercise dissenters’ appraisal rights.
          (c) Except for the Bankruptcy Court’s entry of the Approval Order, and as otherwise set forth in Part 3.2(c), neither DGLP nor Subsidiary is required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     Section 3.3. Capitalization. The authorized equity securities of DGLP consist of 480,000,000 shares of Common Stock (the “DGLP Shares”) and 20,000,000 shares of preferred stock, of which approximately 255,000,000 DGLP Shares are issued and outstanding and no shares of preferred stock are issued and outstanding. None of the outstanding equity securities of DGLP was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement. The authorized equity securities of Subsidiary are one hundred percent (100%) owned by DGLP and DGLP is the only party entitled to vote on such Contemplated Transactions for Subsidiary and there are no Contracts relating to the future issuance, sale or transfer of any equity securities or other securities of Subsidiary. None of the outstanding equity securities of Subsidiary was issued in violation of the Securities Act or any other Legal Requirement.
     Section 3.4. Financial Records. Seller has delivered to Buyer such financial Records, including banking statements and Tax Returns, as has been requested by Buyer (collectively, the “Financial Records”). The financial data contained in such Financial Records is true and correct in all material respects as at the respective dates of and for the periods referred to in such Financial Records.
     Section 3.5. Books and Records. The books of account and other Financial Records of Seller relating to the Business, all of which have been made available to Buyer, are complete and correct in all material respects, and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of DGLP and Subsidiary, to the extent they exist, all of which have been made available to Buyer to the extent they relate to the Business, contain accurate and complete Records of all meetings held of, and corporate action taken by, the stockholders and the board of directors of each of DGLP and Subsidiary, and no meeting relating to the Business of any such stockholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

     Section 3.6. Sufficiency of Assets. Except as set forth in Part 3.6, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller and (b) include all of the operating assets of the Business.
     Section 3.7. Owned and Leased Real Property. Part 3.7 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases for which the Business is presently reliant.
     Section 3.8. Title To Assets; Encumbrances. Subject to the entry of the Approval Order, Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances other than those described in Part 3.8. Subject to the entry of the Approval Order, Seller warrants to Buyer that, at the time of Closing, all Assets are free and clear of all Encumbrances other than those identified on Part 3.8 as acceptable to Buyer (“Permitted Encumbrances”).
     Section 3.9. Condition of Tangible Personal Property. Each item of Tangible Personal Property included in the Assets is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and, to the Knowledge of Seller, is free from latent and patent defects. No item of Tangible Personal Property included in the Assets is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Part 3.9, all Tangible Personal Property used in the Business and included in the Assets is in the possession of Seller.
     Section 3.10. Accounts Payable. Part 3.10 contains a complete and accurate list of all Accounts Payable at the Closing Date.
     Section 3.11. No Undisclosed Liabilities. Except as set forth in Part 3.11, to Seller’s Knowledge, Seller has no Liability except current liabilities incurred in the Ordinary Course of Business of Seller since December 31, 2009.
     Section 3.12. Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Part 3.12 and are being contested in good faith. Except as provided in Part 3.12, Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

     Section 3.13. No Material Adverse Change; Absence of Certain Changes and Events. Except as set forth in Part 3.13, since December 31, 2009, there has not been any material adverse change in the Business, including its operations, prospects, Assets, results of operations or condition (financial or other), and no event has occurred or circumstance exists that may result in such a material adverse change. Since December 31, 2009, Subsidiary, and since the Acquisition Date, Seller, has conducted the Business only in the Ordinary Course of Business.
     Section 3.14. Employee Benefits.
          (a) Set forth in Part 3.14(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained, administered or contributed to by Seller or has been maintained, administered or contributed to in the last six (6) years by Seller, or with respect to which Seller has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Except as disclosed in Part 3.14(a), Seller has never maintained, administered or contributed to an Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(j) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. There has never been any other corporation or trade or business controlled by, controlling under common control with or in the same controlled group with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).
          (b) Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the six preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts and insurance policies with insurance companies, third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan; (viii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans; (ix) a sample of all current administrative forms for each Employee Plan; and (x) the most recent nondiscrimination test reports with respect to the Employee Plans for each of the six preceding years.
          (c) Except as disclosed in Part 3.14(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date.
          (d) Seller has at all times complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees. After the Closing Date, Seller shall be responsible for providing contribution coverage required under Section 4980B of the Code and Title I, Part 6 of ERISA to all former employees of Seller who terminated employment on or before such date.
          (e) The form of all Employee Plans is in compliance, in all material respects with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance in all material respects with such laws and the written Employee Plan documents. Neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.
          (f) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter.
          (g) There is no material pending or, to the Knowledge of Seller, threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither Seller nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by the Code or ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under the Code or ERISA nor result in a violation of Section 406 of ERISA.

          (h) Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Part 3.14(h).
          (i) Except as required by Legal Requirements and as provided in Section 10.1(d), the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation or benefits due to any director, employee, officer, former employee or former officer of Seller, and there has been no communication whatsoever of any commitment by Seller to create any new Employee Plan that is not yet effective. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.
          (j) Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.
          (k) Except as provided in Section 10.1(d), none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans. Except as further described in Part 3.14(k), no written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.
          (l) No benefit under any Employee Plan has in the past or could give rise in the future to the payment of any amount that would not be deductible pursuant to the current provisions of the Code.
     Section 3.15. Compliance With Legal Requirements; Governmental Authorizations.
          (a) Seller is, and at all times since its inception has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets.
          (b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
          (c) Seller has not received, at any time since December 31, 2009, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (d) Part 3.15(d) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the Business or the Assets. Each Governmental Authorization listed or required to be listed in Part 3.15(d) is valid and in full force and effect. Seller is, and at all times since its inception has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.15(d). The Governmental Authorizations listed in Part 3.15(d) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.
     Section 3.16. Legal Proceedings; Orders.
          (a) Except for the Bankruptcy Case, and as otherwise set forth in Part 3.16(a), there is no pending, and to Seller’s Knowledge threatened, Proceeding:
               (i) by or against Seller or that otherwise relates to or may affect the Business, or the Assets; or
               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.
To Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding, except as otherwise referenced above. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.16(a). There are no Proceedings listed or required to be listed in Part 3.16(a) that could have a material adverse effect on the Business, its operations, assets, condition or prospects or upon the Assets.
          (b) Subject to the entry of the Approval Order and except as set forth in Part 3.16(b):
               (i) there is no Order to which Seller, the Business or any of the Assets is subject; and
               (ii) To Seller’s Knowledge, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.
          (c) Except as set forth in Part 3.16(c):
               (i) Seller is, and, at all times since December 31, 2009 has been in compliance in all material respects with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;
               (ii) No event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a material violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and
               (iii) Seller has not received, at any time since December 31, 2009, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.
     Section 3.17. Absence of Certain Changes and Events. Except for the Bankruptcy Case, since December 31, 2009, DGLP, and since the Acquisition Date, Subsidiary, has conducted its business only in the Ordinary Course of Business and there has not been any event, whether individually or in the aggregate, which could reasonably be expected to have a Material Adverse Effect on the Assets, the Business, DGLP, or Subsidiary. Since December 31, 2009, there has not been (i) any sale, lease or other disposition of any Asset or property of Seller necessary to operate the Business (including the Intellectual Property Assets) or the creation of any Encumbrance on any of the Assets (except as disclosed herein), (ii) any indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller; (iii) any entry into, termination of or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract relating to the Business; (iv) any indication by any customer or supplier of any intention to discontinue or change the terms of its relationship with Seller; and (v) any damage to or destruction or loss of any Asset, whether or not covered by insurance.
     Section 3.18. Contracts; No Defaults.
     (a) Part 3.18(a) sets forth reasonably complete details concerning each Seller Contract, including the parties to the Seller Contracts, the amount of the remaining commitment of Seller under the Contracts and the general subject matter of the Seller Contracts.
     (b) Seller has not and may not acquire any rights under, or become subject to any obligation or liability under, any Seller Contract, or any Contract that relates to the Business or any of the Assets.
     (c) Except as set forth in Part 3.18(c), each Seller Contract identified or required to be identified in Part 3.18(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect, is valid and enforceable in accordance with its terms, is assignable by Seller to Buyer without the consent of any other Person, and, to the Knowledge of Seller, will upon completion or performance thereof not have a material adverse affect on the Business or Assets.
     (d) Except as set forth in Part 3.18(d):
               (i) Seller is, and at all times since December 31, 2009 has been, in compliance in all material respects with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;
               (ii) each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times since December

31, 2009 has been, in compliance in all material respects with all applicable terms and requirements of such Seller Contract;
               (iii) to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer; and
               (iv) to Seller’s knowledge no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets.
     Section 3.19. Insurance.
          (a) Seller has delivered to Buyer (i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder), including pending applications, to which Seller is a party or under which Seller is or has been covered at any time since December 31, 2004, as well as any (ii) self-insurance arrangements, (iii) reserves for losses, (iv) contracts involving a transfer of the risk of loss, (v) obligations of Seller to insure Third Parties, and (vi) a summary of all loss experiences and claims made under any of the foregoing, a list of which is included in Part 3.19(a);
          (b) All policies of insurance to which Seller is a party or that provide coverage to Seller are (i) valid, outstanding and enforceable, and (ii) to Seller’s Knowledge, issued by an insurer that is financially sound and reputable;
     Section 3.20. Environmental Matters. Seller is, and at all times has been, in compliance in all material respects with, and has not been and is not in violation of or liable under, any Environmental Law. Neither DGLP nor Subsidiary has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any location where Seller currently or previously has conducted its business, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities.
     Section 3.21. Employees.
          (a) Part 3.21(a) contains a complete and accurate list of the following information for each employee of Seller that is engaged in the Business, including each employee on leave of absence or layoff status and each consultant or independent contractor that has provided services to the Seller that are material to the Business or the development of the technology of the Business: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2009; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

          (b) Part 3.21(b) states the number of employees terminated by Seller since December 31, 2008 that were engaged in the affairs of the Business and contains a complete and accurate list of the following information for each employee of Seller that was engaged in the affairs of the Business who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.
          (c) No officer, director, agent, employee, consultant, or contractor of Seller that was or is engaged in the Business is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business, or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Business as heretofore carried on by Seller.
     Section 3.22. Labor Disputes; Compliance.
          (a) Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other employment practices, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
          (b) Except as disclosed in Part 3.22(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since December 31, 2009, there has not been, there is not presently pending or existing, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of the Business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.
     Section 3.23. Intellectual Property Assets.
          (a) The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, and which, whether directly or indirectly, are related to, used in connection with, or are or will form a part of the Business, including, but not limited to:
               (i) Subsidiary’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);
               (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);
               (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);
               (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and
               (v) all rights in internet web sites and internet domain names presently used by Seller (collectively “Domain Names”).
          (b) Part 3.23(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs under which Seller is the licensee. There are no outstanding and no threatened disputes or disagreements with respect to any such Contract.
          (c) (i) Except as set forth in Part 3.23(c), the Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Part 3.23(c).
               (ii) Except as set forth in Part 3.23(c), all former employees of Subsidiary since December 31, 2008, and all current employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the Business.
          (d) (i) Part 3.23(d) contains a complete and accurate list and summary description of all Patents.
               (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

               (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any Third Party.
               (iv) Except as set forth in Part 3.23(d), (A) no Patent is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.
               (v) All products and services made, used, provided or sold under the Patents have been marked with the proper patent notice.
          (e) (i) Part 3.23(e) contains a complete and accurate list and summary description of all Marks.
               (ii) All Marks which have been registered with the United States Patent and Trademark Office are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.
               (iii) No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks.
               (iv) To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.
               (v) No Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.
               (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.
          (f) (i) Part 3.23(f) contains a complete and accurate list and summary description of all Copyrights.
               (ii) All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.
               (iii) No Copyright is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

               (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.
          (g) (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.
               (ii) Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement).
               (iii) Seller has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.
          (h) (i) Part 3.23(h) contains a complete and accurate list and summary description of all Domain Names.
               (ii) All Domain Names have been registered in the name of Seller and are in compliance in all material respects with all formal Legal Requirements.
               (iii) No Domain Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Domain Name.
               (iv) To Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Domain Name.
               (v) To Seller’s Knowledge, no Domain Name is infringed or, to Seller’s Knowledge, has been challenged, interfered with or threatened in any way. No Domain Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.
     Section 3.24. Compliance With the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws. Seller, and to Seller’s Knowledge its Representatives, have at all times acted in compliance with the Foreign Corrupt Practices Act. Seller has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. §2401 et seq. or taken any action that can be penalized under Section 999 of the Code.
     Section 3.25. Brokers or Finders. Except as disclosed in Part 3.25, neither Seller, nor to Seller’s Knowledge any of its Representatives, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business, the Assets or the Contemplated Transactions.
     Section 3.26. Disclosure.
          (a) No representation or warranty or other statement made by DGLP or Subsidiary in this Agreement, the Disclosure Letter, the certificates delivered pursuant to Section 2.6(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
          (b) Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Letter.
     Section 3.27. Relationship with Related Person. Except as disclosed in Part 3.27, neither DGLP nor Subsidiary, nor any Related Person of any of them has, or since December 31, 2009 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business that is not included in the Assets being purchased by Buyer pursuant to this Agreement. Neither DGLP, Subsidiary nor any Related Person of any of them owns, or since December 31, 2009 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Part 3.27, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.27, neither DGLP nor Subsidiary nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
     Section 4.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is now conducted.
     Section 4.2. Enforceability; Authority; No Conflict.
          (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each agreement and certificate to be executed or delivered by Buyer at Closing pursuant to Section 2.6(b) (the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer, as the case may be, in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.
          (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of Buyer’s Governing Documents; (ii) any resolution adopted by the board of directors or the shareholder of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     Section 4.3. Certain Proceedings. Except for the Leite Action, there is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.
     Section 4.4. Brokers or Finders. Neither Buyer, nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.
     Section 4.5. Disclosure. No representation or warranty or other statement made by Buyer in this Agreement or the certificates delivered pursuant to Section 2.6(b)(vii) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
     Section 4.6 Availability of Funds. The Buyer has funds available to them sufficient to pay to the Seller the Purchase Price and to perform all of the obligations of the Buyer pursuant to, and to consummate the transactions contemplated by, this Agreement and each of the Buyer’s Closing Documents.
ARTICLE V
ADDITIONAL COVENANTS
     Section 5.1. Employee and Employee Benefits.
          (a) Employment of Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for the Business who are: employed exclusively in Seller’s business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave. The Buyer may in its sole discretion offer to employ none, any, or all of the Active Employees and the Seller’s agents or consultants, in its sole discretion, on such terms and conditions as may be mutually acceptable to Buyer and such individuals. The Buyer shall not have any liability or obligation to the Seller for any persons who are Active Employees of the Seller in respect of any severance or other costs relating to the termination of or resignation from employment with the Seller of any of the Active Employees, or in respect of any liability or obligation of the Seller under any employee plan or otherwise, whether in connection with an offer of employment from the Buyer or otherwise. Nothing herein or elsewhere will be construed as a commitment on the part of the Buyer to offer to employ or to employ any Active Employees or any of the Seller’s agents or consultants.
          (b) Employee Benefits. The Seller shall remain solely responsible from and after the Closing for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of Active Employees (or former employees) or agents of Seller which claims relate to events occurring prior to the Closing Date arising out of related to the Employee Plans. The Seller also shall remain solely responsible from and after the Closing for all worker’s compensation claims of any Active Employees (or former employees) or agents of the Seller which relate to events occurring prior to the Closing Date. The Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due. To the extent applicable, the Seller shall be solely responsible for complying with any and all obligations imposed by Sections 601 through 608 of ERISA, the Worker Adjustment and Retraining Notification (WARN) Act and any liability with respect to COBRA coverage for employees or consultants of the Seller or Bankruptcy Estate terminated as part of or following the consummation of the transactions contemplated by this Agreement.
          (c) Non-Solicitation. Neither DGLP nor Subsidiary nor their Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Active Employee after the Closing if such person has been hired by Buyer (“Hired Active Employees”). Buyer shall inform Seller promptly of the identities of those Hired Active Employees.
          (d) Seller’s Retirement and Savings Plans.
               (i) All Hired Active Employees who are participants in Seller’s retirement plans shall retain their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. All Hired Active Employees shall become fully vested in their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result. Seller shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Effective Time.

               (ii) Seller will cause its savings plan to be amended in order to provide that the Hired Active Employees shall be fully vested in their accounts under such plan as of the Closing Date and all payments thereafter shall be made from such plan as provided in the plan.
          (e) No Transfer of Assets. Neither Seller nor its Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.
          (f) Terms of Employment. Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, and future wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.
          (g) General Employee Provisions.
               (i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 5.1 as may be necessary to carry out the arrangements described in this Section 5.1.
               (ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 5.1.
               (iii) If any of the arrangements described in this Section 5.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.
               (iv) Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.
               (v) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.
     Section 5.2. Payment of Income Taxes Resulting From Sale of Assets By Seller. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements; provided that the Seller will use its reasonable best efforts to have the

Bankruptcy Court apply Section 1146(a) of the Bankruptcy Code to the transactions contemplated hereby.
     Section 5.3. Payment of Other Retained Liabilities. In addition to payment of Taxes pursuant to Section 5.2, Seller shall pay, or make adequate provision for the payment, in full of all of the Retained Liabilities and other Liabilities of Seller under this Agreement.
     Section 5.4. Restrictions on Seller Dissolution and Distributions. Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until Seller’s payment, or adequate provision for the payment, of all of its obligations pursuant to Sections 5.2 and 5.3.
     Section 5.5. Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the Business of Seller as conducted using the Assets, to and including the Effective Time.
     Section 5.6. Assistance in Proceedings. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller, the Business, or the Assets.
     Section 5.7. Noncompetition, Nonsolicitation and Nondisparagement.
          (a) Noncompetition. For a period of five (5) years after the Closing Date, Seller shall not, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the businesses of the Business, provided, however, that Seller may acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act. The geographical area encompassed by this Agreement is due to the nature and scope of Buyer’s business offerings.
          (b) Nonsolicitation. For a period of five (5) years after the Closing Date, Seller shall not, directly or indirectly:
               (i) solicit the business of any Person who is a customer of Buyer;
               (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;
               (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the

Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or
               (iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.
          (c) Nondisparagement. After the Closing Date, Seller will not disparage Buyer or any of Buyer’s stockholders, directors, officers, employees or agents.
          (d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.7(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.7 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.7 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.
     Section 5.8. Customer and Other Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, or agents shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.
     Section 5.9. Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices (but for no less than five years) those Records of Seller delivered to Buyer. Buyer also shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements, tax returns, or deal with tax audits. For a period of five (5) years after the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are related to any of the Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.
     Section 5.10. Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c)

do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.
     Section 5.11. Conduct of Business Pending the Effective Time. At all times from the execution of this Agreement until the Effective Time, except as set forth in Part 5.11 or as expressly permitted elsewhere in this Agreement, DGLP shall, and shall cause Subsidiary to, conduct the Business in the Ordinary Course of Business consistent with past practice and in compliance in all material respects with all applicable Legal Requirements, and use commercially reasonable efforts in light of its available cash, to preserve substantially intact the Business and goodwill, keep available the services of its officers and employees and preserve the relationships with those Persons having business dealing with DGLP or Subsidiary with respect to the Business. Furthermore, except as set forth in Part 5.11 or as expressly permitted elsewhere in this Agreement, DGLP agrees not to take any of the following actions (and to cause Subsidiary not to take such actions) without the prior written consent of Buyer:
          (a) amend its Governing Documents;
          (b) (i) issue, deliver, pledge, transfer, dispose of or encumber any shares of capital stock or other equity or voting interests of DGLP or Subsidiary or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciate rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of DGLP’s common stock or the value of DGLP or Subsidiary or any part thereof, provided, however, that none of the foregoing shall prohibit the issuance of DGLP or Subsidiary common stock upon the exercise of valid stock options or the conversion of restricted stock units, in each case outstanding as of the date of this Agreement;
               (ii) effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction;
          (c) grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares capital stock or shares of deferred stock, restricted stock awards, restricted stock units, stock appreciation rights, “phantom” stock awards or other similar rights that are linked to the value of DGLP’s common stock or the value of DGLP or Subsidiary or any part thereof (whether or not pursuant to any existing stock plan of DGLP);
          (d) (i) except to the extent required under existing plans or arrangements, increase any compensation or benefit of, or enter into or amend in any material respect any employment or severance agreement with any of Seller’s Representatives;
               (ii) grant any bonuses (including grants of bonuses to new hires) to any of Seller’s Representatives;
               (iii) adopt any new Employee Plan, or amend or modify any existing Employee Plan in any material respect, or accelerate the vesting of any compensation (including equity-based awards) for the benefit of any of Seller’s Representatives or grant or amend in any material respect any award under any existing Employee Plans;

               (iv) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit;
               (v) grant to any of Seller’s Representatives any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein;
               (vi) hire or otherwise employ any individual other than in the Ordinary Course of Business consistent with past practice; or
               (vii) terminate any employee other than for cause, including misconduct or breach of Seller policies.
          (e) (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests, or
               (ii) directly or indirectly adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, any of DGLP or Subsidiary, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with tax withholdings and exercise price settlement upon the exercise of any outstanding stock options or the conversion of any Seller restricted stock units outstanding on the date of this Agreement;
          (f) (i) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties of DGLP or Subsidiary related to the Business; or
               (ii) mortgage or pledge any of the property or assets of DGLP or Subsidiary related to the Business, or subject any such property or assets to any other Encumbrance (except Permitted Encumbrances), other than, in the case of both (i) and (ii), in the Ordinary Course of Business consistent with past practice;
          (g) except in the Ordinary Course of Business consistent with past practice, enter into, or amend or terminate any Seller Contract or any lease or sublease; provided that in no event shall Seller enter into any procurement contracts which require or involve the payment by DGLP or Subsidiary of more than $10,000 individually or $30,000 in the aggregate;
          (h) (i) merge with, enter into a consolidation with or otherwise acquire a material portion of the outstanding equity interests in any Person or acquire any portion of the assets or business of any Person (or any division or line of business thereof) having a fair market value in excess of $30,000 or
               (ii) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, except, in the case of this clause (ii), in the Ordinary Course of Business consistent with past practice; provided that no acquisitions that make it more difficult in any material respect to obtain any approval or authorization required in connection with the Contemplated Transactions hereby under any Legal Requirement or that would reasonably be expected to prevent, delay, or impede consummation of the Contemplated Transactions hereby shall be permitted without consent;

          (i) create, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for any indebtedness owed to DGLP by Subsidiary;
          (j) create, incur or assume any Encumbrance affecting the material assets or properties of DGLP or Subsidiary;
          (k) (i) modify, amend, accelerate, terminate or cancel any Seller Contract,
               (ii) enter into, amend or modify any agreement or arrangement with Persons that are Affiliates, or
               (iii) enter into, extend or renew any contract which, if executed prior to the date of this Agreement, would have been required to be disclosed pursuant to Section 3.18, other than, in each case, in the Ordinary Course of Business consistent with past practice;
          (l) enter into, amend or modify any agreement which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any products or technologies related to the Business;
          (m) transfer or license on an exclusive basis to any Person any rights to the Intellectual Property Assets;
          (n) sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Intellectual Property Assets or amend or modify in any respect any existing material agreements with respect to any Intellectual Property Assets;
          (o) enter into any material agreement with respect to the Intellectual Property Assets or with respect to the intellectual property of any third party, other than, in the case of intellectual property of any third party, in the Ordinary Course of Business;
          (p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of DGLP or Subsidiary;
          (q) form any subsidiary;
          (r) make any material tax election or settle or compromise any material tax liability, if such election, settlement or compromise would have the effect of increasing the tax liability related to the Business for any period;
          (s) materially reduce the amount of any insurance coverage provided by the existing insurance policies of DGLP or Subsidiary;
          (t) settle, pay or discharge any litigation, investigation, or arbitration, other than the settlement, payment, discharge or satisfaction thereof in the Ordinary Course of Business consistent with past practice as long as the amount paid to settle, pay or discharge such litigation, investigation or arbitration does not exceed $30,000;
          (u) knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the Contemplated Transactions (other than as required by Legal Requirements); and
          (v) authorize any of, or commit, resolve, offer, agree or announce an intention to take any of, the foregoing actions or any other action inconsistent with the foregoing.
     Section 5.12. Third Party Consents and Regulatory Approvals
          (a) Subject to the terms and conditions of this Agreement, each of Buyer and Seller will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Legal Requirements to consummate the Contemplated Transactions as soon as practicable after the date hereof, including
               (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary to be obtained from any third party and/or any Governmental Body in order to consummate the Contemplated Transactions, including the Approval Order from the Bankruptcy Court, and
               (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals.
          (b) Buyer acknowledges that Seller has filed a Chapter 11 Bankruptcy. As such, Seller shall file a motion (the “Sale Motion”) with the Bankruptcy Court, seeking the Approval Order, subject to overbids (initial overbid must be at least $100,000.000 higher than the Purchase Price and incremental overbids must increase by at least $100,000.00 thereafter) in an Auction at the hearing on the Sale Motion, and of Buyer as the good faith purchaser of the Assets, which shall be transferred thereto free and clear of liens, interests and encumbrances in accordance herewith, and the entry of the Approval Order. The Sale Motion shall seek entry of the Approval Order containing findings of fact and conclusions of law customary for such “free and clear” sales, inter alia, that Seller and Buyer have negotiated this Agreement in good faith, that Buyer is afforded the protections of Bankruptcy Code § 363(m), and that Buyer takes the Assets free and clear of all Encumbrances under Bankruptcy Code § 363(f). For purposes of this Agreement and notwithstanding anything to the contrary herein, Buyer hereby agrees to conduct the Closing after the issuance of a “Final Order” (as hereafter defined). As used in this Agreement, the term “Final Order” shall mean any order of the Bankruptcy Court or other court of competent jurisdiction as to which (i) there is no stay or other limitation on the terms or effectiveness, (ii) no appeal, motion for reconsideration, writ of mandamus or other motion or application which, if granted, would reverse, modify, amend rescind or revoke the order, is pending, and (iii) the time to file an appeal, writ of mandamus or other motion or application which , if granted, would reverse, modify, amend, rescind or revoke the order, has expired. In addition, Seller shall request, by and through its Sale Motion, an Order providing for payment of a “Break-Up Fee” (defined below) to be paid to Buyer by any party who outbids Buyer in the event that Buyer is ultimately not the high bidder for the Assets. The break-up fee shall be $50,000 (the “Break-Up Fee”).
     Section 5.13. Executory Contracts.
          (a) Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth in this Agreement, the Seller shall, pursuant to Section 365 of the Bankruptcy Code, assume and then sell, assign, transfer and convey to Buyer all of the Seller Contracts, to the extent executor, other than such contracts as would be Excluded Assets. Nothing herein shall constitute an admission that any Seller Contract is an executory contract.
          (b) The Seller shall be responsible for any and all monetary cures or other payments required under Bankruptcy Code Section 365 to effect the assignment and assumption of the Seller Contracts to the Buyer, including providing evidence as to the adequate assurance of future performance required under Section 365 of the Bankruptcy Code and Buyer shall be responsible for any non-monetary cures or other actions so required. The Approval Order shall provide that the assumption and assignment to the Buyer of the Seller Contracts is approved and that all payments required to cure or other payments or other payments or actions required to assume and assign the Seller Contracts to the Buyer have been satisfied in full.
          (c) Should the Buyer or the Seller identify any executory contracts of the Seller not as Seller Contracts as of the Contract Determination Date or not assigned to the Buyer pursuant to the Approval Order (other than Excluded Assets), the Seller shall, at the Buyer’s request, take commercially reasonably efforts to assume and assign such executory contract to Buyer pursuant to the terms of this Agreement (the “Assigned Executory Contracts”). If the Seller is unable to obtain the consent of any party that is necessary to assign any Assigned Executory Contract notwithstanding the provisions of Sections 363(f) and 365(f) of the Bankruptcy Code, then, subject to any right of the Buyer hereunder, the Seller shall cooperate with the Buyer in any reasonable arrangement designed to provide to the Buyer the benefits and obligations under any such Assigned Executory Contract, including enforcement of any and all rights of the Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.
          (d) The Buyer shall have the right to designate any Seller Contract that would otherwise be an Asset as an Excluded Asset at any time prior to the date that is sixty (60) days following the Closing Date (without any reduction in the Purchase Price) or, if such date does not fall on a business day, the next succeeding business day (the “Contract Determination Date”). Such contracts shall be deemed Excluded Assets by the Buyer’s written notification to the Seller at any time on or prior to the Contract Determination Date, and the schedules to this Agreement shall be deemed modified accordingly.
          (e) Except to the extent such would have a Material Adverse Effect, ifany non-debtor party to an executor contract objects to the assumption and assignment of such contract, and such party’s consent is required under Section 365(c) for the assumption and assignment of such executor contract to the Buyer, the Buyer agrees that such executor contract shall be deemed an Excluded Asset, without any adjustment to the Purchase Price, unless such consent is obtained. Except as provided in Section 5.13(c) above, the Seller shall take commercially reasonable efforts to obtain any such consent, provided that the Seller shall have no obligation to obtain any such consent.
     Section 5.14. Alternate Name Designation. Within five (5) Business Days of the Closing Date, Seller shall deliver a certificate to Buyer from the appropriate Governmental Body evidencing the termination of Subsidiary’s name as “Rovion, Inc.” and shall cooperate with Buyer to secure such name designation for Buyer’s use.
     Section 5.15. Notice of Certain Events.
          (a) From the date hereof until the Closing, Seller shall promptly notify the Buyers in writing of:
          (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) results, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.1 to be satisfied.
          (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
          (iii) any notice or other communication from any Governmental Body concerning any matter that would require Seller to give notice of such fact under Section 5.15(a)(i); and
          (iv) any Proceedings commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or that relates to the consummation of the transactions contemplated by this Agreement.
          (b) The Buyer’s receipt of information pursuant to this Section 5.15 shall not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Letter.
     Section 5.16. Assignability of Certain Contracts. To the extent that the assignment to Buyers of any Seller Contract pursuant to this Agreement is not permitted without the consent of a third party and such restriction cannot be effectively overridden or canceled by the order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment of or an undertaking or attempt to assign such Assumed Contract or any right or interest therein unless and until such consent is obtained; provided, however, that Buyer and Seller will use their commercially reasonably efforts, before the Closing, to obtain all such consents; provided, further that if any such consents are not obtained prior to the Closing Date, the Seller and Buyer will reasonably cooperate with each other in any lawful and feasible arrangement designed to provide Buyer (such arrangement to be at the sole cost and expense of Buyer) with the benefits and obligations of any such Seller Contract and Buyer shall be responsible for performing all obligations under such Seller Contract required to be performed by the Seller on or after the Closing Date unless otherwise set forth in this Agreement.
ARTICLE VI
INDEMNIFICATION; REMEDIES
     Section 6.1. Survival. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, and the Ancillary Documents shall survive the Closing and the consummation of the Contemplated Transactions, subject to any amendments or modifications undertaken pursuant to Section 9.7. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.
     Section 6.2. Indemnification and Reimbursement by Seller. Seller will indemnify and hold harmless Buyer, and its employees, directors, Representatives, stockholders and subsidiaries (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising from or in connection with:
          (a) any Breach of any representation or warranty made by Seller in (i) this Agreement, (ii) the Disclosure Letter, (iii) any of the Ancillary Documents executed or delivered by Seller or (iv) any transfer instrument;
          (b) any Breach of any covenant or obligation of Seller in this Agreement or in any other Ancillary Document delivered by Seller pursuant to this Agreement;
          (c) any Liability arising out of the ownership or operation of the Assets prior to the Closing Date other than the Assumed Liabilities;
          (d) any amount representing fees and expenses or other costs attributable to Seller arising out of or in connection with the Contemplated Transactions;
          (e) any litigation pending on the Closing Date against Seller; or

          (f) any Retained Liabilities.
     Section 6.3. Indemnification Claims. In the event Buyer becomes aware of a third-party claim or Damages which Buyer believes may result in a demand for Damages pursuant to the indemnification provisions of Section 6.2 hereof, Buyer shall notify Seller of such claim. Buyer shall have the right to settle any such claim with the consent of Seller which shall not be unreasonably withheld. The following procedures shall apply to this Section 6.3:
          (a) If within 15 days after receiving such notice, Seller gives written notice to the Buyer stating it intends to defend against such claim or Damages at its own cost and expense, the defense (including the right to settle or compromise such action, subject to the consent of Buyer, which consent shall not be unreasonably withheld) of such matter, including selection of counsel (subject to the consent of Buyer, which consent shall not be unreasonably withheld) and the sole power to direct and control such defense, shall be by Seller and Seller shall make no payment in respect of such claim or Damages to any third party as long as Seller is conducting a good faith and diligent defense. In any such defense, Seller will consult with Buyer in connection with Seller’s defense, and Buyer shall make available all information and assistance that Seller may reasonably request and shall cooperate with Seller in such defense.
          (b) In any such proceeding, Buyer shall have the right to retain its own counsel, and will pay the fees and expenses of such counsel, unless: (i) Seller and Buyer shall have mutually agreed to the contrary; (ii) Seller has failed within a reasonable time to retain counsel; or (iii) the named parties in any such proceeding (including any impleaded parties) include both Buyer and Seller and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case specified in clauses (i), (ii) or (iii) of the preceding sentence, Seller will bear the fees and expenses of counsel retained by Buyer, it being understood that Seller shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for fees and expenses of more than one separate firm (in addition to any local counsel) for Buyer, and that all such fees and expenses shall be reimbursed by Seller as they are incurred. Any such separate counsel for which Buyer claims it is entitled to have Seller bear fees and expenses shall be designated in writing by Buyer. If in any such proceeding there shall be a settlement or final judgment for the plaintiff, Seller agrees to indemnify Buyer from and against any loss or liability by reason of such settlement or judgment, provided that if the proceeding is resolved by settlement, Seller has consented in writing to the settlement, which consent will not be unreasonably withheld. Notwithstanding the foregoing, if at any time Buyer shall have requested Seller to reimburse Buyer for fees and expenses of counsel as contemplated in this Section 6.3(b), Seller agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (x) such settlement is entered into more than 15 days after receipt by Seller of the request for reimbursement; and (y) Seller shall not have reimbursed Buyer in accordance with such request (other than due to a reasonable dispute as to the validity of such request) prior to the date of settlement.
          (c) If no notice of intent to dispute and defend is given by Seller under Section 6.3(a), or if Seller fails or ceases to conduct a diligent good faith defense, Buyer shall, at the expense of Seller, undertake the defense of such claim or Damages with counsel selected by Buyer, and shall have the right to compromise or settle the same exercising reasonable business judgment.
ARTICLE VII
CONFIDENTIALITY
     Section 7.1. Definition of Confidential Information. As used in this Article 7, the term “Confidential Information” includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either Party (Buyer, collectively, on the one hand or Seller, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other Party or its Representatives (collectively, a “Receiving Party”): (i) all information that is a trade secret under applicable trade secret or other law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures; (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing; and (v) the existence of this Agreement or any of the terms of this Agreement or the Contemplated Transactions.
     Section 7.2. Restricted Use of Confidential Information. Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of the Disclosing Party. From and after the Closing, the provisions of this Article 7 shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller relating to any of the Assets or the Assumed Liabilities. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to the Receiving Party’s attorneys and accountants.

     Section 7.3. Exceptions. Notwithstanding Section 7.1 above, Confidential Information shall not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the Company; (ii) becomes publicly known and made generally available after disclosure by the Company to the Receiving Party through no action or inaction of the Receiving Party; (iii) is already in the possession of the Receiving Party at the time of disclosure by the Company as shown by the Receiving Party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the Receiving Party from a third Party without a breach of such third party’s obligations of confidentiality; (v) is required by law to be disclosed by the Receiving Party, provided that the Receiving Party gives the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.
ARTICLE VIII
CLOSING CONDITIONS
     Section 8.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the Closing is subject to the fulfillment or waiver on or before the Closing Date of the following conditions:
          (a) The representations and warranties of the Seller contained in this Agreement and in the Ancillary Documents shall be true and complete in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or the Ancillary Documents, and the Seller shall have delivered a Seller’s Closing Certificate confirming the foregoing.
          (b) The covenants and agreements contained herein and in any Ancillary Documents to be performed or complied with by the Seller on or prior to the Closing Date shall have been performed or complied with in all material respects, and the Seller shall have delivered a certificate confirming the foregoing.
          (c) No preliminary or permanent injunction issued by any court of competent jurisdiction restraining, prohibiting or staying the Approval Order or the Contemplated Transactions shall be in effect. No court or any other Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment which prohibits the consummation of the Closing.
          (e) No order shall have been entered in the Bankruptcy providing for the rejection of any contract or the sale of any asset that would be an Asset as of the date of this Agreement. The Seller shall not have abandoned or otherwise relinquished their or the Bankruptcy Estate’s interest in any asset that would be an Asset of the date of this Agreement, other than assets disposed of or abandoned in the ordinary course of business consistent with past practice.
          (f) The Bankruptcy Court shall have entered the Approval Order, such Approval Order shall have been entered on the docket of the Bankruptcy Court and such Approval Order shall have become a Final Order’ provided, however, that at the Buyer’s sole option, the Closing may occur at any time after the entry of the Approval Order by the Bankruptcy Court and prior to the time it shall become a Final Order.
          (g) The Approval Order shall be in form and substance reasonably acceptable to Buyer approving the transactions contemplated hereby and the terms and conditions of this Agreement, and it shall provide for all necessary and customary findings and holding, including at a minimum the following:
               (i) all interested parties, potential bidders and parties who hold an Encumbrance in the Assets have received proper and adequate notice of the sale in accordance with the Bankruptcy Code and applicable orders of the Bankruptcy Court, including the bid procedures order for the Auction and any other related orders;
               (ii) the Seller is authorized to consummate the Contemplated Transactions and their decision to do so is a proper exercise of their business judgment and fiduciary duties;
               (iii) the terms of this Agreement are fair and reasonable and provide fair value for the Assets, the Buyer’s bid is the best offer for the Assets, and the sale to Buyer is in the best interests of the Bankruptcy Estate and their creditors and provides the best reasonably achievable disposition of the Assets therefor;
               (iv) except as provided in this Agreement, the Assets shall be sold free and clear of all Encumbrances, but subject to any Permitted Encumbrances, with such Encumbrances to attach to the consideration to be received by Seller in the same priority and subject to the same defenses and avoidability, if any, as before the Closing, and the Buyer would not enter into this Agreement or purchase the Assets otherwise;
               (v) the transfer of the Assets to Buyer will be a legal, valid and effective transfer of the Assets, and will vest the Buyer with good, valid and marketable title to the Purchased Assets free and clear of all Encumbrances, including any Encumbrances (A) the purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of the Seller’s, the Bankruptcy Estate’s or the Buyer’s interest in the Assets, or any similar rights, or (B) relating to taxes or any other liabilities arising under or out of, in connection with, or in any way relating to, the Assets, the Seller, the Bankruptcy Estate, or their respective operations or activities prior to the Closing Date, but subject to the Permitted Encumbrances.
               (vi) the Seller’s assumption and assignment of the Seller Contracts is approved on the terms provided in this Agreement, and the Buyer has provided adequate assurances of future performance thereunder to the extent required by Bankruptcy Code Section 365;
               (vii) Buyer is a good faith purchaser entitled to the protections afforded by Bankruptcy Code Section 363(m) such that the reversal or modification on appeal of the Approval Order shall not affect the validity of the sale of the Asset as contemplated hereunder, negotiations have been fair and arm’s-length and no party has engaged in any conduct that would cause the sale to be affected under Bankruptcy Code Section 363(n); and

               (viii) Buyer shall have no obligations under any liabilities of the Seller or the Bankruptcy Estate other than the Assumed Liabilities and their obligations under this Agreement.
          (h) The Seller shall have delivered and made available to Buyer the Assets hereunder in accordance with the terms of this Agreement.
          (i) Nothing shall have occurred or failed to occur that results in a Material Adverse Change to the Business or the Assets since the date of this Agreement.
     Section 8.2 Conditions to Obligations of the Seller. The obligation of the Seller to effect the Closing are subject to the fulfillment or waiver on or before the Closing Date of the following conditions:
          (a) The representations and warranties of the Buyer contained in this Agreement and in the Ancillary Documents shall be true and complete in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or the Ancillary Documents, and the Buyer shall have delivered a Buyer’s Closing Certificate confirming the foregoing.
          (b) The covenants and agreements contained herein and in any Ancillary Documents to be performed or complied with by the Buyer on or prior to the Closing Date shall have been performed or complied with in all material respects, and the Buyer shall have delivered a certificate confirming the foregoing.
          (c) No preliminary or permanent injunction issued by any court of competent jurisdiction restraining, prohibiting or staying the Approval Order or the Contemplated Transactions shall be in effect. No court or any other Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment which prohibits the consummation of the Closing.
          (d) The Bankruptcy Court shall have entered the Approval Order.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     Section 9.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing, as follows:
          (a) The Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure, if capable of cure, for a period of ten (10) days after the notice of breach, (ii) if the Closing shall not have occurred on or before May 15, 2011, by reason of the failure of any condition under Article VIII hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); (iii) the Seller has accepted the bid of another Person to purchase any of the Assets; or (iv) the Approval Order is not entered by the Bankruptcy Court by May 1, 2011 (unless such date is extended by the mutual consent of the Buyer and the Seller), and does not become a Final Order no later than fourteen (14) days following entry of the Approval Order.
          (b) The Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after notice of breach, or (ii) in the event the Seller accepts an overbid from a third party in accordance with a final order of the Bankruptcy Court.
     Section 9.2 Effect of Termination. Upon termination of this Agreement pursuant to the provisions of Section 9.1, there shall be no further obligation or liability on the part of any Party except (i) the Buyer shall be entitled to the Break-Up Fee set forth in Section 5.12(b) hereof and may assert all of its rights and remedies available under applicable law if the Agreement is terminated pursuant to Section 9.1(a)(i).
ARTICLE X
GENERAL PROVISIONS
     Section 10.1. Expenses. Except as expressly provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.
     Section 10.2. Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines, provided that it is understood and agreed that each party may make such filings with the Securities and Exchange Commission as it deems necessary to consummate the Contemplated Transactions or to comply with applicable law.
     Section 10.3. Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):
Seller:
DigitalPost Interactive, Inc.
4040 Barranca Parkway, Suite 220

Irvine, CA 92618
Attn: CEO
With a copy to:
Bobby Samini, Esq.
Buyer:
Local.com Corporation
7555 Irvine Center Drive
Irvine, CA 92608
Attn: CEO
With a copy to:
Local.com Corporation
7555 Irvine Center Drive
Irvine, CA 92608
Attn: General Counsel
And
Louis J. Cisz, III
Nixon Peabody LLP
One Embarcadero Center
18th Floor
San Francisco, CA 94111-3600
     Section 10.4. Jurisdiction; Venue. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the Bankruptcy Court and each of the parties irrevocably submits to the exclusive jurisdiction of such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The prevailing party in any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction shall receive its reasonable attorneys’ fees and costs from the non-prevailing party, as determined by the court having proper venue over the Proceeding.
     Section 10.5. Enforcement of Agreement. Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
     Section 10.6. Waiver; Extension; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the approval and adoption of this Agreement by the Seller Stockholders, no extension or waiver of this Agreement or any portion thereof shall be made which by any Legal Requirement requires further approval of the stockholders of Seller without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure or delay to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     Section 10.7. Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment; provided, however, that after approval and adoption of this Agreement by the Seller Stockholders, no amendment of this Agreement shall be made which by Legal Requirement requires further approval by the stockholders of Seller without obtaining such approval.
     Section 10.8. Disclosure Letter.
          (a) The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.
          (b) The statements in the Disclosure Letter relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

     Section 10.9. Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.9.
     Section 10.10. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     Section 10.11. Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.
     Section 10.12. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     Section 10.13. Governing Law. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.
     Section 10.14. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
     Section 10.15. Construction. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:			SELLER:
Local.com Corporation			DigitalPost Interactive, Inc.

By:	/s/ Heath Clarke	By:	/s/ Michael Sawtell

	Heath Clarke		Michael Sawtell
	Chief Executive Officer		Chief Executive Officer

Subsidiary:
Rovion, Inc.

		By:	/s/ Brian Goss

Brian Goss
President